Exhibit 99.1

AMERICAN SPECTRUM REALTY, INC.	FOR IMMEDIATE RELEASE

William J. Carden, Chairman, President and CEO 713-706-6200

AMERICAN SPECTRUM REALTY INC. ANNOUNCES STOCKHOLDER APPROVAL TO REMOVE STOCK OWNERSHIP AND TRANSFER RESTRICTIONS

Houston, TX, May 8, 2006 - American Spectrum Realty, Inc. (AMEX: AQQ) (“the Company’), a real estate investment and management company located in Houston, Texas, announced today that its stockholders, at the 2006 Annual Meeting held on Friday, May 5, 2006, approved the proposed amendment to the Company’s Articles of Incorporation to remove stock ownership and transfer restrictions set forth in the Articles.

In March 2006, the Company announced that it Board of Directors had determined that it was not in the best interests of the Company to elect to be taxed as a real estate investment trust (or REIT), as defined in the Internal Revenue Code and determined that it was not in the best interests of its shareholders to retain in its Articles of Incorporation restrictive provisions on stock ownership, which it originally adopted in order to preserve the Company’s ability to make a REIT election.

American Spectrum Realty, Inc. is a real estate investment and management company that owns 23 office, industrial, and retail properties aggregating approximately 1.9 million square feet in California, Texas, Arizona, South Carolina and the Midwest. Publicly traded on the American Stock Exchange since November 2001, American Spectrum Realty’s business plan focuses on expansion of office and industrial property investments in California, Texas and Arizona.